Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                              Contacts:
New York, N.Y. 10022                                    ---------
                                                        James N. Fernandez
                                                        (212)230-5315
                                                        Mark L. Aaron
                                                        (212)230-5301


                TIFFANY REPORTS FOURTH QUARTER AND ANNUAL RESULTS
                -------------------------------------------------

New York, N.Y., March 24, 2008 - Tiffany & Co. (NYSE: TIF) reported today that its net sales increased 15% in the fiscal year ended January 31, 2008 and rose 10% in the fourth quarter. Net earnings per diluted share from continuing operations excluding non-recurring items (see attached "Non-GAAP Measures" schedule) increased 22% to $2.33 in the year and increased 19% to $1.27 in the fourth quarter.

Net  sales  in  the  fiscal  year   increased  15%  to   $2,938,771,000.   On  a
constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales increased 13% and worldwide comparable store sales increased 7%.

Net  sales  in  the   fourth   quarter   rose  10%  to   $1,053,157,000.   On  a
constant-exchange-rate basis, net sales increased 7% due to incremental sales from newly-opened stores and a 1% increase in worldwide comparable store sales.

Net earnings in the fiscal year increased 20% to $303,772,000, or $2.20 per diluted share, compared with $253,927,000, or $1.80 per diluted share. Earnings in the current year were affected by several one-time items noted below.

Net earnings in the fourth quarter declined 16% to $118,250,000, or $0.89 per diluted share, from $140,499,000, or $1.02 per diluted share, in the prior year. Earnings in the current year were adversely affected by several one-time items noted below.

The following  one-time items affected  earnings in the quarter and/or the year:
--------------------------------------------------------------------------------
(i) In the fourth quarter, the Company recorded a pre-tax charge of $19,212,000, or $0.09 per diluted share after tax, in cost of sales; this charge was for product obsolescence related to management's decision to discontinue certain watch models in anticipation of the start-up of its strategic alliance with The Swatch Group Ltd.

(ii) In the fourth quarter, the Company recorded a pre-tax impairment charge of $15,532,000, or $0.07 per diluted share after tax, in selling, general and administrative ("SG&A") expenses; this charge resulted from lower-than-expected store performance and a related reduction in future cash flow projections associated with the Company's IRIDESSE subsidiary.

(iii) In the fourth quarter, the Company recorded a pre-tax impairment charge of $47,981,000, or $0.22 per diluted share after tax, in SG&A expenses to reflect the expectation that loans made by the Company to Tahera Diamond Corporation ("Tahera") will not be repaid. This charge represents the full amount of loans to Tahera, inclusive of accrued interest. In January 2008, Tahera sought judicial protection from creditors.

(iv) In the third quarter, the Company completed the sale-leaseback of the multi-tenant building housing its Tokyo flagship store for proceeds of $327,537,000. The Company recorded as other operating income a pre-tax gain of $105,051,000, or $0.48 per diluted share after tax; a deferred pre-tax gain of $75,244,000 will be amortized in SG&A expenses over the 15-year lease period.
The Company contributed $10,000,000, or $0.04 per diluted share after tax, of the proceeds to The Tiffany & Co. Foundation.

(v) In the third quarter, the Company sold its Little Switzerland business for proceeds of $32,870,000. The Company's full year pre-tax loss associated with Little Switzerland of $59,661,000, or $0.20 per diluted share after tax, included a pre-tax charge of $54,260,000, or $0.16 per diluted share after tax, tied to the sale. In the prior year, a full year loss associated with Little Switzerland of $15,873,000, or $0.11 per diluted share after tax, included a pre-tax charge of $6,893,000, or $0.05 per diluted share after tax, in the fourth quarter related to the impairment of total goodwill. In both years, these results are recorded in losses from discontinued operations.

Net earnings from  continuing  operations  (excluding  the  non-recurring  items
(i)-(v) above) in the fourth quarter would have increased 14% to $168,787,000, or $1.27 per diluted share, and in the year would have increased 20% to $321,384,000, or $2.33 per diluted share, compared with diluted per share amounts of $1.07 and $1.91, respectively, in the prior year.

Michael J. Kowalski, chairman and chief executive officer, said, "We were pleased with Tiffany's strategic progress in 2007 and with our overall financial performance. We opened new stores in important U.S. and international markets and expanded our product assortment with a range of new designs. Despite current uncertainties related to consumer confidence in the U.S., we will continue to take advantage of our strong balance sheet and infrastructure to pursue our planned expansion opportunities worldwide."

Sales by channel of distribution were as follows:
-------------------------------------------------
     o U.S. Retail sales increased 4% to $527,945,000 in the fourth quarter and 11% to $1,474,637,000 in the year due to higher spending per transaction in both periods as well as an increased number of transactions for the year. Comparable store sales declined 1% in the quarter and increased 7% in the year. During the quarter and year respectively, sales in the New York flagship store rose 10% and 21% (benefiting from higher sales to foreign tourists), while comparable branch store sales declined 4% and increased 4%. During the quarter, the Company opened three new U.S. stores, in Providence, RI, Red Bank, NJ and Santa Barbara, CA, and closed a store in Maui, HI. The Company operated 70 TIFFANY & CO. stores in the U.S. at the end of the year, versus 64 stores a year ago.

     o International Retail sales rose 21% to $422,567,000 in the fourth quarter and 19% to $1,200,442,000 in the year. On a constant-exchange-rate basis, sales rose 14% in the quarter and 15% in the year (comparable store sales growth of 6% and 7% in the respective periods) due to increased sales in markets other than Japan.

          Detailed sales results by geographical region are noted on the attached "Non-GAAP Measures" schedule. During the quarter, Tiffany opened additional retail locations in China and Italy and closed a boutique in Japan. The Company operated 114 TIFFANY & CO. international stores and boutiques at the end of the year, versus 103 locations a year ago.

     o    Direct   Marketing   sales  declined  1%  in  the  fourth  quarter  to
          $77,355,000. For the year, Direct Marketing sales rose 5% to $182,127,000 largely due to an increase in the number of Internet orders.

     o Other sales rose 9% to $25,290,000 in the fourth quarter and 64% to $81,565,000 in the year. Sales growth in both periods was largely due to wholesale sales of diamonds (which increased $2.7 million and $30.5 million). IRIDESSE sales increased due to the contribution from new stores. Results for the Little Switzerland business have been recorded in discontinued operations.

Other financial highlights were as follows:
-------------------------------------------
     o Gross margin (gross profit as a percentage of net sales) was 56.9% in the fourth quarter (versus 57.6% in the prior year) and was 55.5% in the year (versus 56.3%). The declines in both periods largely reflected the obsolescence charge for watches noted above. Excluding the charge, gross margin in the quarter was higher than the prior year due to favorable sales mix, while gross margin in the year was approximately equal to the prior year. As a result of increased product costs, the Company recorded LIFO inventory charges of $9,949,000 in the quarter and $28,650,000 in the year, versus charges of $12,966,000 and $32,877,000 in the prior year.

     o SG&A expenses increased 28% in the fourth quarter and 19% in the year. SG&A expenses in the year included the impairment charges noted above related to IRIDESSE and Tahera as well as the Company's contribution to The Tiffany & Co. Foundation. Excluding those items, SG&A expenses would have increased

          8% in the quarter and 12% in the year, reflecting higher labor and occupancy costs (largely tied to new and existing stores) and marketing expenses.

     o Other expenses, net declined in both the fourth quarter and year due to reduced interest expense and/or increased interest income. Other expenses, net in the prior year included income and gains totaling $6,774,000 associated with the sale of equity investments and marketable securities.

     o    The  Company's   effective  tax  rate  on  earnings  from   continuing
          operations was 37.2% in the fourth quarter and 36.6% in the year, compared with 35.3% and 36.1% in the prior year.

     o Net inventories at January 31, 2008 were 8% higher than the prior year due to new store openings, expanded product assortments, higher precious metal costs and expanded diamond manufacturing and sourcing operations. Approximately half of the inventory increase was due to the effect of translating foreign-currency-denominated inventories at international store locations into U.S. dollars.

     o The Company repurchased and retired 9,299,491 shares of its Common Stock in the fourth quarter at a total cost of $418,374,000, or an average cost of $44.99 per share. In the year, the Company spent $574,608,000 to repurchase 12,374,000 shares of its Common Stock at an average cost of $46.44 per share. In January 2008, the Board of Directors increased by $500 million the amount authorized for future repurchases through January 2011. At January 31, 2008, the Company had $621 million available for future repurchases.

     o The Company's cash and short-term investments increased to $246,654,000 at January 31, 2008, versus $190,508,000 at the prior year-end. Total short-term and long-term debt declined to $453,137,000 at January 31, 2008 from $518,462,000 in the prior year. The year-over year changes largely reflected proceeds from the Company's sale of its Tokyo and London flagship store properties and the sale of

          Little Switzerland, offset by funds expended for stock repurchases. The Company completed the sale-leaseback of the single-tenant building housing its flagship store in London in the third quarter for proceeds of $148,628,000. As a result, total debt as a percentage of stockholders' equity declined to 28% at January 31, 2008 from 29% at the prior year-end.

Fiscal 2008 Outlook:
--------------------
Mr. Kowalski said, "In 2008, we expect to see robust growth in our non-U.S. markets other than Japan and are experiencing such performance in the quarter-to-date. We remain cautious about the U.S., although comparable store sales are currently increasing slightly. We still expect a slight decline in comparable U.S. store sales in the first half of the year. Overall, our worldwide sales have increased in excess of 10% in the quarter-to-date. For the full year, our plan calls for: (i) net sales growth of approximately 10%, including comparable store sales increasing by low-single-digits in the U.S. and mid-single-digits internationally (this also assumes the opening of six new U.S. stores and approximately 20 international locations); (ii) operating margin approximately equal to the prior year; (iii) other expenses, net of approximately $20 million; (iv) an effective tax rate of approximately 36-37%;
(v) net earnings increasing by 5% - 9% and net earnings per diluted share increasing by 11% - 15% to $2.75 - $2.85 (based on 2007 adjusted for the one-time items noted above and the conversion of inventory valuation from the LIFO to average cost method noted below); (vi) improved asset productivity with a high-single-digit increase in net inventories; and (vii) capital expenditures of approximately $200 million in fiscal 2008 versus $186 million in 2007."

Beginning in the first quarter of fiscal 2008, the Company will discontinue valuing its inventories using the LIFO method and begin using the average cost method. This change will conform inventory reporting to the internal method the Company uses to manage its inventories and evaluate retail pricing; it is also consistent with the reporting practices of many peer retailers.

Mr. Kowalski concluded, "Tiffany's success over the years has benefited from our management team's consistent focus to build upon the strong foundation of the

TIFFANY & CO. brand and to pursue sustainable long-term growth. We are committed to that mission and are confident that longer-term stockholders appreciate that approach."

Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (EDT) to review these
results   and   its   outlook.   Investors   may   listen   to   the   call   at
http://investor.tiffany.com ("Events and Presentations").

Next Scheduled Announcement
---------------------------
The Company expects to report results for its first quarter on Friday May 30, 2008 with a conference call at 8:30 a.m. (EDT) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com ("E-Mail Alerts").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, expenses, operating margin, effective tax rate, earnings and earnings per share, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                     # # #


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



                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

Net Earnings
------------

The accompanying press release presents net earnings excluding the non-recurring items as discussed in items (i) - (v). Management believes excluding such items presents the Company's fourth quarter and full year results on a more comparable basis to the corresponding periods in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2008.

The following table reconciles GAAP net earnings and net earnings per diluted share ("EPS") to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:



                                                     Three Months Ended                        Full Year Ended
                                                      January 31, 2008                         January 31, 2008
                                         ---------------------------------------------------------------------------------
(in thousands, except per share amounts)            $                  EPS                   $                  EPS
--------------------------------------------------------------------------------------------------------------------------
Net earnings, as reported                    $     118,250         $       0.89       $     303,772         $       2.20

Little Switzerland discontinued
 operations                                              -                    -              27,547                 0.20
                                         ---------------------------------------------------------------------------------
Net earnings from continuing                       118,250                 0.89             331,319                 2.40
 operations, as reported

Watch obsolescence charge                           11,633                 0.09              11,633                 0.09

Iridesse impairment charge                           9,852                 0.07               9,852                 0.07

Tahera impairment charge                            29,052                 0.22              29,052                 0.21

Gain on Tokyo sale-leaseback                             -                    -             (66,497)               (0.48)

Contribution to The Tiffany &                            -                    -               6,025                 0.04
 Co. Foundation
                                          ---------------------------------------------------------------------------------
Net earnings from continuing                 $     168,787         $       1.27       $     321,384         $       2.33
  operations, as adjusted
                                          =================================================================================


Net Sales
---------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus previous year:


                                      Fourth Quarter 2007 vs. 2006                    Full Year 2007 vs. 2006
                              ------------------------------------------     ------------------------------------------

                                               Trans-      Constant-                         Trans-        Constant-
                                  GAAP         lation      Exchange-             GAAP        lation        Exchange-
                                Reported       Effect      Rate Basis          Reported      Effect        Rate Basis
                              -----------------------------------------      ------------------------------------------
Net Sales:
----------
Worldwide                         10 %           3 %           7 %               15 %          2 %            13 %
U.S. Retail                        4 %           -             4 %               11 %          -              11 %
International Retail              21 %           7 %          14 %               19 %          4 %            15 %
Japan Retail                       4 %           6 %          (2)%                1 %          1 %             -
Other Asia- Pacific               40 %           6 %          34 %               39 %          5 %            34 %
Europe                            29 %           8 %          21 %               31 %          9 %            22 %

Comparable Store Sales:
-----------------------
Worldwide                          4 %           3 %           1 %                8 %          1 %             7 %
U.S. Retail                       (1)%           -            (1)%                7 %          -               7 %
International Retail              12 %           6 %           6 %               10 %          3 %             7 %
Japan Retail                       -             6 %          (6)%               (4)%          1 %            (5)%
Other Asia- Pacific               33 %           5 %          28 %               31 %          5 %            26 %
Europe                            16 %           8 %           8 %               22 %          9 %            13 %



                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                      Three Months
                                                                    Ended January 31,             Year Ended January 31,
                                                             ----------------------------     ----------------------------
                                                                 2008            2007             2008            2007
                                                             ------------    ------------     ------------    ------------
Net sales                                                  $   1,053,157  $      958,887    $   2,938,771  $    2,560,734

Cost of sales                                                    453,463         406,258        1,308,499       1,119,184
                                                             ------------    ------------     ------------    ------------

Gross profit                                                     599,694         552,629        1,630,272       1,441,550

Other operating income                                                -               -           105,051              -

Selling, general and administrative expenses                     411,427         321,299        1,204,990       1,010,754
                                                             ------------    ------------     ------------    ------------

Earnings from continuing operations                              188,267         231,330          530,333         430,796

Other (income) expenses, net                                          (8)          2,639            8,131          10,488
                                                             ------------    ------------     ------------    ------------

Earnings from continuing operations before income taxes          188,275         228,691          522,202         420,308

Provision for income taxes                                        70,025          80,820          190,883         151,615
                                                             ------------    ------------     ------------    ------------

Net earnings from continuing operations                          118,250         147,871          331,319         268,693

Loss from discontinued operations, net of tax                         -           (7,372)         (27,547)        (14,766)
                                                             ------------    ------------     ------------    ------------

Net earnings                                               $     118,250  $      140,499    $     303,772  $      253,927
                                                             ============    ============     ============    ============


Net earnings from continuing operations per share:

  Basic                                                    $        0.91  $         1.09    $        2.46  $         1.94
                                                             ============    ============     ============    ============
  Diluted                                                  $        0.89  $         1.07    $        2.40  $         1.91
                                                             ============    ============     ============    ============

Net earnings per share:

  Basic                                                    $        0.91  $         1.04    $        2.25  $         1.84
                                                             ============    ============     ============    ============
  Diluted                                                  $        0.89  $         1.02    $        2.20  $         1.80
                                                             ============    ============     ============    ============


Weighted-average number of common shares:

  Basic                                                          129,637         135,584          134,748         138,362
  Diluted                                                        132,583         138,322          138,140         140,841



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                               January 31,         January 31,
                                                                      2008                2007
                                                         -----------------   -----------------
ASSETS
------
Current assets:
Cash and cash equivalents and short-term investments      $       246,654     $       190,508
Accounts receivable, net                                          193,974             165,594
Inventories, net                                                1,242,465           1,146,674
Deferred income taxes                                              71,402              72,934
Prepaid expenses and other current assets                          89,072              57,460
Assets held for sale                                                   -               73,474
                                                             -------------       -------------

Total current assets                                            1,843,567           1,706,644

Property, plant and equipment, net                                748,210             912,143
Other assets, net                                                 330,379             193,465
Assets held for sale - noncurrent                                      -               33,258
                                                             -------------       -------------

                                                          $     2,922,156     $     2,845,510
                                                             =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                     $        44,032     $       106,681
Current portion of long-term debt                                  65,640               5,398
Accounts payable and accrued liabilities                          203,622             198,471
Income taxes payable                                              203,611              62,979
Merchandise and other customer credits                             67,956              61,511
Liabilities held for sale                                              -               17,631
                                                             -------------       -------------

Total current liabilities                                         584,861             452,671

Long-term debt                                                    343,465             406,383
Pension/postretirement benefit obligations                         79,254              84,466
Other long-term liabilities                                       131,610              87,774
Deferred gains on sale-leasebacks                                 145,599               4,944
Liabilities held for sale - noncurrent                                 -                4,377
Stockholders' equity                                            1,637,367           1,804,895
                                                             -------------       -------------

                                                          $     2,922,156     $     2,845,510
                                                             =============       =============



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